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                                                                 EXHIBIT 1(b)


                      RESOLUTIONS OF THE BOARD OF DIRECTORS OF
                        THE FRANKLIN LIFE INSURANCE COMPANY

     WHEREAS, on August 19, 1997, the Board of Directors of The Franklin Life Insurance Company ("The Franklin") adopted certain resolutions approving the proposed terms of an Agreement and Plan of Reorganization relating to Franklin Life Variable Annuity Fund A ("Fund A"), Franklin Life Variable Annuity Fund B, and Franklin Life Money Market Variable Annuity Fund C (together, the "Funds");

     WHEREAS, said Agreement and Plan of Reorganization contemplated that the Funds would be reorganized as a unit investment trust which would invest exclusively in specified investment portfolios of Variable Insurance Products Fund and Variable Insurance Products Fund II of Fidelity Investments;

     WHEREAS, The Franklin desires to use certain investment portfolios of the American General Series Portfolio Company, in lieu of the Fidelity Investments portfolios;

     WHEREAS, said change in the investment portfolios to be used requires that a new Agreement and Plan of Reorganization be approved and executed by The Franklin;

     WHEREAS, the Board of Directors believes that the terms of the new Agreement and Plan of Reorganization (the "Agreement") substantially in the form attached hereto, including the consideration to be paid and received, are reasonable and fair, do not involve overreaching on the part of any person concerned, will not dilute the interests of any contract owner of any of the Funds, and are consistent with the general purposes of the Investment Company Act of 1940 (the "1940 Act");

     NOW, THEREFORE, BE IT

     RESOLVED, that for the purpose of setting forth the terms and conditions of the proposed reorganization (the "Reorganization"), the method of carrying the same into effect, and such other details and provisions as may appear necessary or desirable, the Board of Directors hereby: (1) approves the proposed terms of the Agreement and the transactions contemplated thereby; (2) authorizes the execution of the Agreement in substantially the form attached hereto, together with such changes as may be approved by any of the President, an Executive Vice President, or a Senior Vice President of The Franklin (such approval to be evidenced by the execution thereof), subject to the approval or adoption of the Agreement by the Board of Managers of each of the Funds and the requisite vote


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of the contract owners of each of the Funds; and (3) authorizes the appropriate officers of The Franklin to effect the Reorganization subject to the terms and conditions set forth in the Agreement;

     FURTHER RESOLVED, that upon the consummation of the Reorganization, the name of Fund A is hereby changed to "Franklin Life Variable Annuity Fund" (hereafter, the "Continuing Fund"), or such other name as is determined by the Board of Managers of Fund A prior to the consummation of the Reorganization;

     FURTHER RESOLVED, that the income, gains, and losses, realized or unrealized, from assets allocated to each investment division in the Continuing Fund shall be credited to or charged against such investment division, without regard to other income, gains or losses of any other investment division of the Continuing Fund;

     FURTHER RESOLVED, that The Franklin will assume all costs sustained in connection with effecting the Reorganization including, but not limited to, the costs associated with liquidating the Funds' assets;

     FURTHER RESOLVED, that as part of the consummation of the Reorganization, the appropriate officers of The Franklin are authorized to prepare or cause to be prepared, to execute, and to file with the SEC, a registration statement on Form N-4 for the Continuing Fund;

     FURTHER RESOLVED, that upon the consummation of the Reorganization, the separate Investment Management Agreements between The Franklin and each of the Funds will be terminated as provided in the Investment Management Agreements;

     FURTHER RESOLVED, that the appropriate officers of The Franklin are authorized to prepare, or cause to be prepared, to execute and to deliver such agreements and other documents, including any exemptive applications filed with the SEC under Section 17 of the 1940 Act, and to do such acts and things as they may deem necessary or desirable to carry out the foregoing resolutions and the intent and purpose thereof.


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                        AGREEMENT AND PLAN OF REORGANIZATION
                                        FOR
                       FRANKLIN LIFE VARIABLE ANNUITY FUND A
                       FRANKLIN LIFE VARIABLE ANNUITY FUND B
                 FRANKLIN LIFE MONEY MARKET VARIABLE ANNUITY FUND C
                                        OF
                        THE FRANKLIN LIFE INSURANCE COMPANY

          This Agreement and Plan of Reorganization (the "Agreement"), is entered into as of the 5th day of January, 1999, by and among The Franklin Life Insurance Company ("The Franklin"), a stock life insurance company organized and existing under the laws of the State of Illinois, Franklin Life Variable Annuity Fund A ("Fund A"), Franklin Life Variable Annuity Fund B ("Fund B"), and Franklin Life Money Market Variable Annuity Fund C ("Fund C").

          WHEREAS, each of Fund A, Fund B, and Fund C (collectively, the "Funds") is a managed separate account established and existing under the insurance laws of the State of Illinois, is registered with the Securities and Exchange Commission (the "Commission") as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and is the funding vehicle for certain variable annuity contracts issued by The Franklin (the "Contracts"); and

          WHEREAS, Fund A and Fund B each invest primarily in common stocks to achieve the investment objective of long-term appreciation of capital through investment appreciation and the retention and reinvestment of income, and Fund C invests in short-term money market securities to achieve the investment objective of long-term compounding of income through retention and reinvestment of income from investments in a diversified portfolio of short-term money market securities yielding a high level of current income to the extent consistent with the preservation of capital and the maintenance of liquidity; and

          WHEREAS, the American General Series Portfolio Company (the "Series Company") is a mutual fund that is currently comprised of several investment portfolios, including the Stock Index Fund and the Money Market Fund (each, a "Portfolio"), and is registered with the Commission as an open-end management investment company under the 1940 Act; and

          WHEREAS, the Stock Index Fund tracks the Standard & Poor's 500 Index-Registered Trademark- ("S&P 500") to achieve the investment objective of long-term capital growth through investment in common stocks that, as a group, are expected to provide investment results closely corresponding to the performance of the S&P 500; and the Money Market Fund seeks liquidity, protection of capital and current income through investments in short-term money market instruments; and

          WHEREAS, the Series Company serves as an investment vehicle for variable annuity contracts or variable life insurance policies issued by The Variable Annuity Life Insurance Company ("VALIC") or one of its affiliates, or employee thrift plans maintained by VALIC or American General Corporation; and

          WHEREAS the Boards of Managers of each Fund has considered and approved the actions contemplated by this Agreement and has authorized that Fund to enter into this Agreement; and

          WHEREAS, the Board of Directors of The Franklin has considered and approved the actions contemplated by this Agreement and has authorized The Franklin to enter into this Agreement;

          NOW THEREFORE, in consideration of the mutual promises made herein, the parties hereto agree as follows:


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                              ARTICLE I:  CLOSING DATE

          SECTION 1.01. The reorganization contemplated by this Agreement shall be effective on such date as may be mutually agreed upon in writing by all parties to this Agreement (the "Closing Date"). The time on the Closing Date as of which the reorganization is consummated is referred to hereinafter as the "Effective Time."

          SECTION 1.02. The parties agree to use their best efforts to obtain all regulatory approvals and approvals of persons entitled to vote with respect to each Fund ("Fund Voters"), and to perform all other acts necessary or desirable to complete the reorganization as of the Closing Date.


                             ARTICLE II:  TRANSACTIONS

          SECTION 2.01. Prior to the Effective Time, Fund A will be renamed as "Franklin Life Variable Annuity Fund" or such other name specified by the Board of Managers of Fund A (hereafter, the "Continuing Fund"), and will be reorganized into a single unit investment trust separate account comprising three investment divisions ("Subaccount A," "Subaccount B," and "Subaccount C").

          SECTION 2.02. Prior to the Effective Time: (1) all of the assets (including securities and other investments held or in transit, receivables for sold investments, dividends, interest receivables and any other assets) of Fund A will be converted into cash and transferred to Subaccount A of the Continuing Fund; (2) all of the assets (including securities and other investments held or in transit, receivables for sold investments, dividends, interest receivables and any other assets) of Fund B will be converted into cash and transferred to Subaccount B of the Continuing Fund; and (3) all of the assets (including securities and other investments held or in transit, receivables for sold investments, dividends, interest receivables and any other assets) of Fund C will be converted into cash and transferred to Subaccount C of the Continuing Fund.

          SECTION 2.03. As of the Effective Time, The Franklin, on behalf of the Continuing Fund, will transfer all cash (except for a minimal amount needed to keep bank accounts open) of: (1) Subaccount A to the Stock Index Fund; (2) Subaccount B to the Stock Index Fund; and (3) Subaccount C to the Money Market Fund.

          SECTION 2.04. In return for the cash received on behalf of Subaccount A and Subaccount B of the Continuing Fund, The Franklin will receive from the Series Company, on behalf of each such Subaccount, shares in the Stock Index Fund. In return for the cash received on behalf of Subaccount C, The Franklin will receive from the Series Company, on behalf of such Subaccount, shares in the Money Market Fund. The number of shares in each Portfolio of the Series Company to be received shall be determined by dividing (1) the amount of cash transferred on behalf of each Subaccount of the Continuing Fund, by (2) the per share value of the corresponding Portfolio of the Series Company's shares (computed in the manner set forth in the currently effective registration statement for the Series Company) as of the Closing Date or such other date required by law.

          SECTION 2.05. As of the Effective Time, The Franklin shall cause the shares of the Series Company it receives pursuant to Section 2.04 of this Agreement to be duly and validly recorded and held on its records as assets of the Continuing Fund, such that the interest of each owner of a Contract ("Contract Owner") in each Subaccount of the Continuing Fund after the Closing Date will then be equivalent in value to that Contract Owner's former interest in each Fund. The Franklin shall take all action necessary to ensure that such interests in the Continuing Fund, immediately following the Effective Time, are duly and validly recorded on the Contract Owner's individual account records.

          SECTION 2.06. The Series Company's shares to be issued hereunder may, upon instructions from The Franklin, be issued in open account form by book entry without the issuance of certificates or may be represented by certificates.


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          SECTION 2.07.   If, at any time after the Closing Date, the Continuing
Fund or The Franklin shall determine that any further action is necessary or desirable to complete the reorganization contemplated by this Agreement, the appropriate entity or entities shall take all such actions which are considered reasonable and necessary to complete the reorganization.

          SECTION 2.08. Following the Closing Date: (1) The Franklin will not provide investment advisory services to the Continuing Fund and, therefore, will not charge the Continuing Fund for investment advisory services; and (2) The Franklin will continue to charge the Continuing Fund for mortality and expense risks assumed by The Franklin and for any premium taxes with respect to the Contracts.


                      ARTICLE III:  WARRANTIES AND CONDITIONS

          SECTION 3.01. The Franklin and the Funds, as appropriate, make the following representations and warranties, which shall survive the Closing Date and bind their respective successors and assigns (I.E., the Continuing Fund):

          (a) The Franklin and the Funds are validly organized and established, and in good standing under the laws of the State of Illinois, and are fully empowered and qualified to carry out their business in all jurisdictions where they do so, including to enter into this Agreement and to effect the reorganization contemplated hereby (provided that all necessary approvals referred to in Section 3.02 of this Agreement are obtained).

          (b) Each Fund is duly registered and in good standing as an investment company under the 1940 Act.

          (c) The Contracts are validly issued and non-assessable, and all of the Contracts issued through each Fund have been offered and sold in material compliance with applicable requirements of the federal securities laws.

          (d) All corporate and other proceedings necessary and required to be taken by or on the part of The Franklin and the Funds to authorize and carry out this Agreement and to effect the reorganization have been duly and properly taken.

          (e) There are no suits, actions, or proceedings pending or threatened against any party to this Agreement which, to its knowledge, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business, or its ability to carry out its obligations hereunder.

          (f) There are no investigations or administrative proceedings by the Commission or by any insurance or securities regulatory body of any state or territory or of the District of Columbia pending against any party to this Agreement which, to its knowledge, would lead to any suit, action, or proceeding that, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business, or its ability to carry out its obligations hereunder.

          (g) If any party to this Agreement becomes aware, prior to the Effective Time, of any suit, action, or proceeding, of the types described in paragraphs (e) or (f) above, instituted or commenced against it, such party shall immediately notify and advise all other parties to this Agreement.

          (h) Each party shall make available all information concerning itself which may be required in any application, registration statement, or other filing with a governmental body to be made by the parties to this Agreement, in connection with any of the transactions contemplated by this Agreement and shall join in all such applications or filings, subject to reasonable approval by its counsel. Each party represents and warrants that to its knowledge all of such information so furnished shall be correct in all material respects and that it shall not omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading.


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          (i)  From the date of this Agreement through the Closing Date, each of the Funds will conduct its business in accordance with such Fund's governing Rules and Regulations and in substantial compliance with the Illinois Insurance Laws and the terms of the Contracts issued through each Fund, and The Franklin will conduct its business in accordance with its Bylaws and in substantial compliance with the Illinois Insurance Laws.

          (j) Except with respect to contracts entered into in connection with the investment advisory services of the Funds which shall terminate on or prior to the Closing Date, no party is engaged currently, and the execution, delivery and performance of this Agreement by each party will not result, in a material violation of any such party's charter, by-laws, or any material agreement, indenture, instrument, contract, lease or other undertaking to which such party is bound, and to such party's knowledge, the execution, delivery and performance of this Agreement will not result in the acceleration of any obligation, or the imposition of any penalty, under any material agreement, indenture, instrument, contract, lease, judgment or decree to which any such party may be a party or to which it is bound.

          (k) This Agreement is a valid obligation of The Franklin and the Funds and is legally binding upon them in accordance with its terms.

          SECTION 3.02. The obligations of the parties hereunder shall be subject to satisfaction of each of the following conditions:

          (a) The representations contained herein shall be true as of and at the Effective Time with the same effect as though made at such time, and such parties shall have performed all obligations required by this Agreement to be performed by each of them prior to such time.

          (b) The Commission shall not have issued an unfavorable advisory report under Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the reorganization contemplated hereby.

          (c) The appropriate parties shall have received orders from the Commission providing such exemptions and approvals as they and their counsel reasonably deem necessary, including exemptions from Section 17(a) of the 1940 Act, and shall have made all necessary filings, if any, with, and received all necessary approvals from, state securities or insurance authorities.

          (d) Fund A shall have filed with the Commission a registration statement on Form N-14 under the Securities Act of 1933, as amended (the "1933 Act"), and such pre-effective amendments thereto as may be necessary or desirable to effect the purposes of the reorganization; and the appropriate parties shall have taken all actions necessary for such filings to become effective; and no reason shall be known by the parties which would prevent the filings from becoming effective in a timely manner.

          (e) At a meeting of Fund Voters called for such purpose (or any adjournments thereof), a majority of the outstanding voting securities (as defined in the 1940 Act and the rules thereunder) of each of the Funds, voting separately, shall have voted in favor of approving this Agreement and the reorganization contemplated hereby.

          (f) Each party shall have furnished, as reasonably requested by any other party, legal opinions, officers' certificates, certified copies of board and committee resolutions, certificates of good standing or "all fees paid" or similar certificates, and other closing documentation as may be appropriate for a transaction of this type.

                                 ARTICLE IV:  COSTS

          SECTION 4.01. The Franklin shall bear all expenses incurred by it and by each of the Funds in connection with effecting the reorganization contemplated by this Agreement (including, without limitation, any expenses incurred by it and each of the Funds in connection with: actions taken pursuant to


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Section 2.07 of this Agreement; preparation and filing of registration statements, applications, and amendments thereto on behalf of any and all parties hereto; all legal, accounting, and data processing services for The Franklin and each of the Funds necessary to effect the reorganization; and all expenses incurred in connection with liquidating the Funds' assets as described in Section 2.02).

                              ARTICLE V:  TERMINATION

          SECTION 5.01. This Agreement may be terminated and the reorganization abandoned at any time prior to the Effective Time, notwithstanding approval by Fund Voters:

          (a)  by mutual consent of the parties hereto; or

          (b) by any of the parties if any condition set forth in Section 3.02 of this Agreement has not been fulfilled by the other parties.

          SECTION 5.02. At any time prior to the Effective Time, any of the terms or conditions of this Agreement may be waived by the party or parties entitled to the benefit thereof if such waiver will not have a material adverse effect on the interests of Contract Owners.

                                ARTICLE VI:  GENERAL

          SECTION 6.01. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          SECTION 6.02. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Illinois, without regard to its principles of conflicts of law.

                                   *     *     *
          IN WITNESS WHEREOF, as of the day and year first above written, each of the parties has caused this Agreement to be executed on its behalf by its Chairman, President, or Vice President and attested by its Secretary or Assistant Secretary, all thereunto duly authorized.

                                        THE FRANKLIN LIFE INSURANCE COMPANY

Attest:


/s/ Elizabeth E. Arthur                 By:  /s/ William A. Simpson
------------------------------          ------------------------------
Title:  Assistant Secretary        Title:  Chairman and Chief Executive Officer


                                        FRANKLIN LIFE VARIABLE ANNUITY FUND A

Attest:

/s/ Elizabeth E. Arthur                 By:   /s/ Robert G. Spencer
------------------------------          ------------------------------
Title:  Secretary,                 Title:   Chairman, Board of Managers
          Board of Managers


                                        FRANKLIN LIFE VARIABLE ANNUITY FUND B

Attest:

/s/ Elizabeth E. Arthur                 By:   /s/ Robert G. Spencer
------------------------------          ------------------------------
Title:  Secretary,                 Title:   Chairman, Board of Managers


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          Board of Managers
                                        FRANKLIN LIFE MONEY MARKET VARIABLE
ANNUITY FUND C

Attest:

/s/ Elizabeth E. Arthur                 By:   /s/ Robert G. Spencer
------------------------------          ------------------------------
Title:  Secretary,                 Title:   Chairman, Board of Managers
          Board of Managers